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                                                                    EXHIBIT 12.1

  STATEMENT RE: COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                 AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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                                                      Nine Months
                                                        Ended
                                                       Sept 30,               Year Ended December 31,
                                                      --------------------------------------------------------------------
(dollars in thousands)                                  2004        2003       2002         2001        2000        1999
--------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES:
Interest Expense on Deposits                          $ 83,179    $138,671    $186,560    $253,614    $267,612    $212,710

Interest Expense on Other Borrowings                    40,575      59,070      71,394      84,794     100,792      71,861

Building Rent                                            3,960       5,059       3,738       3,435       3,365       2,715
Equipment Rent                                           1,480       1,781       2,000       1,938       2,769           -
                                                      --------    --------    --------    --------    --------    --------
                                                         5,440       6,840       5,738       5,373       6,134       2,715
                                                      ========    ========    ========    ========    ========    ========


Rental Expense 66.67%                                    3,627       4,560       3,826       3,582       4,090       1,810
Imputed Interest Expense 33.33%                          1,813       2,280       1,912       1,791       2,044         905

Interest Capitalized                                     1,566       1,229         299           -           -           -

Fixed Charges Excluding Interest on Deposits            43,954      62,579      73,605      86,585     102,836      72,766
Fixed Charges Including Interest on Deposits           127,133     201,250     260,165     340,199     370,448     285,476

EARNINGS:
Net Income from Continuing Operations before Taxes      53,139      79,440     152,581     120,754      76,244     125,697
Plus: Fixed Charges Excluding Interest on Deposits      43,954      62,579      73,605      86,585     102,836      72,766
Less:  Interest Capitalized                              1,566       1,229         299           -           -           -
                                                      --------    --------    --------    --------    --------    --------
                                                        95,527     140,790     225,887     207,339     179,080     198,463
                                                      ========    ========    ========    ========    ========    ========


EARNINGS:
Net Income from Continuing Operations before Taxes      53,139      79,440     152,581     120,754      76,244     125,697
Plus: Fixed Charges Including Interest on Deposits     127,133     201,250     260,165     340,199     370,448     285,476
Less:  Interest Capitalized                              1,566       1,229         299           -           -           -
                                                      --------    --------    --------    --------    --------    --------
                                                      $178,706    $279,461    $412,447    $460,953    $446,692    $411,173
                                                      ========    ========    ========    ========    ========    ========


CONSOLIDATED RATIO OF EARNINGS TO FIXED
  CHARGES:
         Excluding Interest on Deposits                   2.17        2.25        3.07        2.39        1.74        2.73
         Including Interest on Deposits                   1.41        1.39        1.59        1.35        1.21        1.44

CONSOLIDATED RATIO OF EARNINGS TO
  COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
         Excluding Interest on Deposits                   2.17        2.25        3.07        2.39        1.74        2.73
         Including Interest on Deposits                   1.41        1.39        1.59        1.35        1.21        1.44

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